EXHIBIT 10.1

THIRD AMENDMENT TO LOAN AGREEMENT

              This Third Amendment to Loan Agreement is effective as of the 1st day of January, 2014, between American Bank, N.A. ("Lender"), and TOR Minerals International, Inc., ("Borrower") and amends that prior Loan Agreement between the parties dated December 30, 2010 (the "Agreement"), as previously amended on February 15, 2012, and on May 15, 2013.

              Section Four is amended to add a new Paragraph 4.02 to read as follows:

              4.02       Certificate Of Deposit.   The loan additionally shall be secured by the pledge of a certificate of deposit in the principal amount of $350,000.

              Paragraph 5.03, subparagraph a. in Section Five is amended to hereafter read as follows:

              a.            Cash Flow Coverage Ratio.  Borrower will maintain a ratio of cash flow to debt service as follows:

(i)             at least 1.25 to 1.0 measured on a rolling four-quarter basis beginning with the four-quarter period ending December 31, 2010 and ending with the four-quarter period ending September 30, 2013;

(ii)            at least 1.0 to 1.0 for the four months ending April 30, 2014;

(iii)          at least 1.0 to 1.0 for the six months ending June 30, 2014;

(iv)           at least 1.0 to 1.0 for the nine months ending September 30, 2014;

(v)            at least 1.25 to 1.0 for the twelve months ending December 31, 2014; and

(vi)           at least 1.25 to 1.0 measured on a rolling, four-quarter basis beginning with the four-quarter period ending March 31, 2015, and similarly measured at the end of each quarter thereafter.

For purposes of making this calculation, cash flow shall be defined as net income after all applicable state and federal income taxes plus interest expense, depreciation, amortization and any other non-cash expenses less any dividends or distributions. Debt service shall be defined as all regularly scheduled principal and interest payments due and payable in the period being tested.

              Paragraph 5.04, subparagraphs a. and g. in Section Five are amended to hereafter read as follows:

              a.            Monthly Financial Statement.  Borrower shall furnish to Lender within 30 days after the end of each month, a balance sheet and income statement as of the end of such month, all in form and substance and in reasonable detail satisfactory to Lender, such monthly financial statements being prepared according to GAAP.

              g.           Compliance Certificate.  Borrower shall furnish a certificate signed by its Chief Financial Officer with each financial statement provided to Lender in connection with a cash flow coverage test as required in Paragraph 5.03.a. above stating that Borrower is in full compliance with all of its obligations under this Agreement and all other loan documents relating to the Loans and Notes.

              Except as amended hereby, all other provisions of the Loan Agreement, as previously amended, shall remain in full force and effect and are hereby ratified and confirmed.  This Third Amendment specifically supersedes the terms of that letter agreement dated October 24, 2013.

              EXECUTED in multiple originals the date first set forth above.

THIS WRITTEN LOAN AGREEMENT AND THE PROMISSORY NOTES, SECURITY AGREEMENTS, GUARANTY AGREEMENTS AND OTHER LOAN DOCUMENTS EXECUTED BY THE PARTIES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:		LENDER:
TOR MINERALS INTERNATIONAL, INC.		AMERICAN BANK, N.A.

By:	BARBARA RUSSELL	By:	PHILLIP J. RITLEY
	Barbara Russell Chief Financial Officer		Phillip J. Ritley Senior Lending Officer

	January 17, 2014		January 17, 2014
	Date		Date